Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of the registrant as of December 31, 2017.

Name	Jurisdiction of incorporation or organization

THEMAVEN NETWORK, INC.	STATE OF NEVADA

On March 5, 2018, the corporate name was changed to Maven Coalition, Inc.